Exhibit 15.3

Harney Westwood & Riegels
3501 The Center
99 Queen’s Road Central
Hong Kong
Tel: +852 5806 7800
Fax: +852 5806 7810

1 May 2023

raymond.ng@harneys.com
+852 5806 7883
059189-0001-RLN

NaaS Technology Inc.

Newlink Center, Area G, Building 7, Huitong Times Square

No.1 Yaojiayuan South Road, Chaoyang District,

Beijing 100024

The People’s Republic of China

Dear Sir or Madam

NaaS Technology Inc. (the Company) – Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F with the U.S. Securities and Exchange Commission. We also consent to the reference to our firm under the heading “10.E. Taxation” sub-heading “Cayman Islands Taxation” in the company report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the U.S. Securities Exchange Act of 1934, as amended, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Harney Westwoosd & Riegels

Harney Westwood & Riegels

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.
Jersey legal services are provided through a referral arrangement with Harneys
(Jersey) which is an independently owned and controlled Jersey law firm.

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